Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

3.350% Notes due 2022
4.542% Notes due 2026

3.350% Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 29, 2019

Settlement Date:	August 1, 2019 (T+3)

Stated Maturity:	November 1, 2022

Principal Amount:	$1,250,000,000

Interest Rate:	3.350%

Benchmark Treasury:	1.750% UST due July 15, 2022

Benchmark Treasury Yield and Price:	1.818%; 99-25 ¾

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	3.368%

Price to Public:	99.948% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,246,225,000 (99.698%)

Interest Payment Dates:	Semi-annually on each May 1 and November 1, beginning November 1, 2019 (short first coupon)

Redemption Provision:	None

Joint Book-Running Managers:	Citigroup Global Markets Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Banco Bradesco BBI S.A. Barclays Capital Inc. J.P. Morgan Securities LLC

Co-Managers:	BB Securities Limited Santander Investment Securities Inc. Scotia Capital (USA) Inc.

CUSIP/ISIN:	345397 ZU0 / US345397ZU05

4.542% Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 29, 2019

Settlement Date:	August 1, 2019 (T+3)

Stated Maturity:	August 1, 2026

Principal Amount:	$750,000,000

Interest Rate:	4.542%

Benchmark Treasury:	1.875% UST due July 31, 2026

Benchmark Treasury Yield and Price:	1.942%; 99-18

Spread to Benchmark Treasury:	+260 basis points

Yield to Maturity:	4.542%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$747,000,000 (99.600%)

Interest Payment Dates:	Semi-annually on each February 1 and August 1, beginning February 1, 2020

Redemption Provision:

The Notes may be redeemed, in whole or in part, on or after June 1, 2026, the date that is two months prior to the maturity date at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Banco Bradesco BBI S.A. Barclays Capital Inc. J.P. Morgan Securities LLC

Co-Managers:	BB Securities Limited Santander Investment Securities Inc. Scotia Capital (USA) Inc.

CUSIP/ISIN:	345397 ZW6 / US345397ZW60

It is expected that delivery of the Notes will be made against payment therefor on or about August 1, 2019, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Commerz Markets LLC at 1-212-266-7200, HSBC Securities (USA) Inc. at 1-866-811-8049 and Morgan Stanley & Co. LLC at 1-866-718-1649.